QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated April 24, 2008, and the related letter of transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Iomega Corporation
at
$3.85 Net Per Share
by
Emerge Merger Corporation
a wholly owned subsidiary of
EMC Corporation

        Emerge Merger Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC"), is making an offer to purchase all outstanding shares of common stock, par value $0.03 1/3 per share (the "Shares"), of Iomega Corporation, a Delaware corporation ("Iomega"), at a price of $3.85 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 24, 2008 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, which is acting as the depositary in connection with the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Tendering stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary and Morrow & Co., LLC, which is acting as the information agent in connection with the Offer (the "Information Agent"). Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Iomega. Following completion of the Offer, EMC and Purchaser intend to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS
TIME, ON WEDNESDAY, MAY 21, 2008, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by EMC or Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis (which means the total number of outstanding Shares plus the total number of Shares that are issuable upon the conversion or exercise of all Iomega stock options regardless of the conversion or exercise price, vesting schedule or other terms and conditions thereof), which is referred to as the "Minimum Condition." The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, the expiration of any applicable waiting period or the receipt of any approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of the approval of the European Commission. The Offer is also subject to certain other terms and conditions as set forth in Section 13 of the Offer to Purchase—"Conditions to the Offer". The Offer is not, however, conditioned on obtaining financing.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 8, 2008 (the "Merger Agreement"), by and among EMC, Purchaser and Iomega under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, including, if required, a vote of Iomega's stockholders, Purchaser will be merged with and into Iomega with Iomega surviving the merger as a wholly owned subsidiary of EMC (the "Merger"). As of the effective time of the Merger, each outstanding Share (other than Shares owned by EMC, Purchaser or their subsidiaries, or Shares owned by Iomega, its subsidiaries or by its stockholders who perfect and demand appraisal rights under Delaware law) will be converted into the right to receive $3.85 per Share in cash, or any different price per Share paid in the Offer (such price being referred to herein as the "Offer Price"), payable to the holder thereof without interest but subject to any applicable tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase—"Purpose of the Offer and Plans for Iomega; Merger Agreement; Agreements with Iomega's Directors and Executive Officers".

        The board of directors of Iomega has unanimously (i) determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of Iomega's stockholders, (ii) approved the Offer and the Merger in accordance with the Delaware General Corporation Law, and (iii) approved the Merger Agreement. The Board of Iomega unanimously recommends that holders of Shares accept the Offer and tender their Shares in the Offer.

        If by 12:00 Midnight, Boston, Massachusetts time, on May 21, 2008 (or any later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open), any condition to the Offer is not satisfied or waived, subject to the terms of the Merger Agreement, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary. The Merger Agreement provides that Purchaser, in its discretion and prior to the termination of the Merger Agreement, may (i) if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived and, in the reasonable determination of EMC such conditions to the Offer are capable of being satisfied on or prior to August 31, 2008, extend the Offer beyond the then-applicable expiration date by one or more periods of not less than three business days per extension to permit the conditions to the Offer to be satisfied on or prior to August 31, 2008; and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission or its staff. In addition, upon the written request of Iomega, EMC will cause Purchaser to extend the Offer for one or more periods of no less than three business days, if the Minimum Condition and all of the other conditions to the Offer are not satisfied, but Iomega believes that such conditions to the Offer are reasonably capable of being satisfied on or prior to August 31, 2008. Any extension of the Offer will be followed by a public announcement of such extension by no later than 9:00 a.m., Boston, Massachusetts time, on the next business day after the previously scheduled expiration date.

        If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if EMC and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares to permit Purchaser to complete the Merger under the "short form" merger provisions of the Delaware General Corporation Law, then Purchaser is permitted by the Merger Agreement to provide a subsequent offering period (a "Subsequent Offering Period") of three to 20 business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Although Purchaser reserves its right to provide a Subsequent Offering Period, Purchaser does not currently intend to provide a

Subsequent Offering Period. No withdrawal rights apply during any Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. In addition, pursuant to the Merger Agreement, Purchaser has an irrevocable option (the "Top-Up Option") to purchase from Iomega that number of newly-issued or treasury shares of Iomega common stock (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to Shares owned by EMC, Purchaser and any of their respective affiliates will be one Share more than 90% of the Shares then outstanding (including any unexercised options to acquire Shares and after giving effect to the issuance of the Top-Up Option Shares). The exercise of the Top-Up Option is subject to EMC or Purchaser beneficially owning at least 75% of the number of Shares then outstanding (including any unexercised options to acquire Shares) and that the Top-Up Option be exercisable for a number of Shares not in excess of the total authorized and unissued Shares.

        If you wish to accept the Offer, (i) if you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary before the Offer expires, (ii) if you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain additional New York Stock Exchange trading days to tender your Shares using the a Notice of Guaranteed Delivery, or (iii) if you hold your Shares through a broker or a bank, you should contact your broker or bank and give instructions that your Shares be tendered. Detailed instructions are contained in the Letter of Transmittal. See Section 3 of the Offer to Purchase for a complete description of how to tender your shares.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making such payment.

        Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after August 31, 2008, or if the Offer has not been completed in accordance with its terms, by September 30, 2008. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Depositary Trust Company (the "Book-Entry Transfer Facility") to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of the Offer to Purchase any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of EMC, Purchaser or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. See Section 5 of the Offer to Purchase for more information. Stockholders should consult their tax advisors about the tax consequences to them of participating in the Offer and the Merger.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        Iomega has provided to Purchaser its stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase, the Letter of Transmittal and Iomega's Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of Iomega's board of directors and the reasons therefor) contain important information. Stockholders should read these documents in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

MORROW
MORROW & CO., LLC

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms Call: (800) 662-5200
Shareholders Call Toll Free: (800) 607-0088
E-mail: IOM.info@morrowco.com

April 24, 2008

QuickLinks

  EXHIBIT (a)(1)(G)